News Release
For Release at 4:00 PM EDT on August 9, 2007

Contact:
William Kent, Director, Investor Relations
303-991-5070

Storm Cat Energy Corporation Provides Operations Update;
Announces Second Quarter 2007 Results

•	Current Production at 10.0 Million Cubic Feet Per Day Net
•	First Company operated Fayetteville Well Drilling Operations Completed
•	Three Rigs running in the Powder River Basin
•	Continued Strong De-Water Rates In Elk Valley

DENVER and CALGARY, Alberta – August 9, 2007 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided an operations update and announced second quarter 2007 financial and operating results.

Storm Cat continued to build on its track record of production growth in the second quarter of 2007. During the quarter, the Company drilled 18 wells bringing the total number of wells drilled during the first half of 2007 to 39.  Current net production is 10.0 million cubic feet per day (MMcf/d) from producing properties in Wyoming’s Powder River Basin (PRB) and from the Arkoma Basin in Arkansas (Fayetteville Shale).  Total net sales increased 12.6% quarter-to-quarter to 745.8 million cubic feet (MMcf) during the second quarter 2007 from 662.6 MMcf in the first quarter 2007.  Exit rate production for the quarter increased 15.3% to 9.8 Mmcf/d at June 30, 2007 from 8.5 Mmcf/d at March 31, 2007.   Year-over-year production increased 218.2% to 745.8 MMcf in the second quarter 2007 from 234.4 MMcf in the second quarter 2006.

Operations Update (all figures in U.S. Dollars)

Current net production in the PRB is 9.8 MMcf/d, an increase of 15.3% from 8.5 MMcf/d at March 31, 2007.  The Company drilled and completed 18 wells in the PRB during the second quarter of 2007 as compared to 20 in the first quarter of 2007.  The Company reprioritized its drilling schedule during the quarter to drill wells that have longer de-water times to maximize sales volume at year end 2007 in order to minimize the impact of weak gas prices in the Rockies during the second and third quarters of 2007.  Storm Cat has three rigs running in the PRB and expects to drill approximately 87 additional wells during the remainder of 2007.

On the Company’s Fayetteville Shale acreage the first of three 2007 budgeted Storm Cat operated wells reached total depth of 4,724 feet on July 30, 2007 and production casing has been run in the wellbore.  The drilling rig is currently being moved to the second location and drilling is expected to commence within the next two weeks. Completion activities will begin as the third well in the 2007 program reaches total depth, which is expected to occur during late third quarter 2007.  The Company anticipates preliminary flow test rates from these three Fayetteville wells to be available in late 2007. The Company owns an average working interest of 80% in the three wells.  In addition, the Company is in negotiations with third parties to construct a sales pipeline and associated facilities.  Based on current discussions, the Company anticipates that the pipeline will be in place and initial sales from the wells will commence during late fourth quarter of 2007. The Company holds interests in 16 non-operated Fayetteville Shale wells that have current net production of 0.2 MMcf/d.

In Elk Valley, located in southeastern British Columbia, the Company has nine producing wells, including five wells drilled in 2006, in the de-watering and evaluation stage. The Company remains encouraged by observed water and associated gas production rates and expects to make a determination on next steps for the project at year end 2007.

In Alberta, the Company drilled one Horseshoe Canyon / Belly River sand well during the first quarter of 2007.  Results from this well are pending additional production testing.  The Company recently drilled and ran casing on a conventional well in the Wetaskiwin area of Alberta and anticipates completion activities and production testing results in the next few weeks.

Storm Cat Chief Executive Officer, Joe Brooker, said  “I am pleased with the results that Storm Cat was able to produce during the second quarter.  We have made progress in all aspects of our business plan with the year end goal of not only increasing production and reserves, but also shareholder value.  The Company is at a key stage of its development and we are focused on the execution of our business plan.”

Storm Cat President and Chief Operating Officer Keith Knapstad commented “During the second quarter Storm Cat met a number of aggressive operational goals.  We continued to grow our core Powder River Basin asset, drilling 18 wells and bringing additional production online.  We spudded our first Fayetteville Shale well, where initial geological indications are encouraging.  Finally we continue to make measured progress on our Elk Valley project and are anticipating a decision point at year end.”

Financial Overview (all figures in U.S. Dollars)

For the quarter ended June 30, 2007 Storm Cat reported oil and gas sales revenue of $3.7 million, a 129.4% increase over second quarter 2006 sales of $1.6 million.  Sales volumes increased to 745.8 MMcf for the second quarter 2007 from 234.4 MMcf in the second quarter 2006, an increase of 218.2%. Increased volumes are attributed primarily to acquisitions and successful drilling.  The Company’s average sales price for natural gas decreased 27.9% to $4.92 per thousand cubic feet (Mcf) in the second quarter 2007 from $6.82 per Mcf in the second quarter 2006.

The Company reported a net loss of $4.6 million, or $0.06 per share, for the second quarter 2007, as compared to a net loss of $1.2 million, or $0.02 per share, in the same period in 2006.  The net loss is primarily attributable to higher than average general and administrative expenses relating to a number of non-recurring items, including the closing of the Series B Convertible Notes, registering the common shares underlying both the Series A and Series B Convertible Notes with the SEC, amendment to the JP Morgan senior credit facility and the departure of the Company’s former President and Chief Executive Officer Scott Zimmerman. Gathering and transportation, lease operating expenses and production taxes decreased to $2.22 per Mcf in the second quarter of 2007 from $4.49 per Mcf in the second quarter of 2006.

Weighted average shares outstanding for the second quarter 2007 increased to 81.0 million as compared to 66.5 million in the second quarter 2006.  The increase in average shares outstanding is attributed to the private placement the Company completed in Canada in September 2006 as well as the exercise of outstanding warrants and options.

The Company was not in compliance with the debt covenant in its JP Morgan senior credit facility for the second quarter due, principally, to the impact of abnormally low gas prices in the Rocky Mountains on un-hedged production.  JP Morgan has waived the covenant for the second and third quarter and is in negotiations with the Company to amend the credit agreement covenants.  Until such agreement is reached, the borrowing base under its credit facility is $27.5 million.

Storm Cat’s fixed-price natural gas hedges are summarized as follows (As of 6/30/07):

2007 – 1,227,600 MMbtu at average price $6.24 Colorado Interstate Gas (CIG)
2008 – 3,149,200 MMbtu at average price $7.10 CIG
2009 – 2,365,500 MMbtu at average price $7.33 CIG
2010 through April – 557,000 MMbtu at average price $7.75 CIG

Chief Financial Officer Paul Wiesner commented “The second quarter showed improvement in operating efficiency as evidenced by lower costs per Mcf for lease operating and gathering and transportation expenses.  General and administrative expenses were unusually high due to a significant number of one time items related to financing and senior management changes.   We fully expect to bring G&A back in line in the ensuing quarters.  Finally, our hedging program continues to provide relief from the current abnormally high differential in the Rockies which we expect to abate by year end with the completion of the western leg of the Rockies Express Pipeline.”

Financial and operations tables accompany this release.  Please reference the Company’s filing on Form 10-Q with the Securities and Exchange Commission and with Canadian securities regulators on SEDAR for important notes to the financial statements.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused, on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin, and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."
Company Contact:

William Kent
Director, Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to the proposed use of proceeds.  Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties.  Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.  Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but a change in the use of proceeds, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2006.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY
FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

SELECT OPERATING DATA (UNAUDITED)

Selected Operating Data:	Three Months Ended June 30,
	2007	2006
Net Sales Volume:
Natural gas (MMcf)	745.8	234.4

Oil and Gas Sales (In Thousands)
Natural gas	$3,668	$1,599

Average Sales Prices:
Natural gas (per Mcf)	$4.92	$6.82

Additional Data (per Mcf):
Gathering and transportation	$0.53	$1.19
Lease operating expenses	$1.31	$2.52
Ad valorem and property taxes	$0.38	$0.78
Depreciation, depletion, amortization and accretion	$2.52	$2.98
General and administrative, net of capitalization	$3.70	$2.03
Stock-based compensation	$0.98	$2.91

CONSOLIDATED BALANCE SHEETS
(stated in U.S. Dollars and in thousands, except share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,015	$5,299
Accounts receivable:
Joint interest billing	2,790	1,932
Revenue receivable	1,037	2,121
Fair value of derivative instruments - current	2,403	2,670
Prepaid costs and other current assets	2,148	1,445
Total Current Assets	9,393	13,467
PROPERTY AND EQUIPMENT (Full Cost Method), at cost:
Oil and gas properties:
Unproved properties	69,918	54,873
Proved properties, net of impairments	55,526	46,446
Less accumulated depreciation, depletion, amortization and accretion	(8,051)	(4,764)
Oil and gas properties, net	117,393	96,555
Fixed assets	1,117	1,057
Accumulated depreciation	(555)	(408)
Total other property, net	562	649
Total property and equipment, net	117,955	97,204
Restricted investments	526	511
Debt issuance costs	3,551	0
Fair value of derivative instruments - long term		782
Total Non-Current Assets	4,077	1,293
Total Assets	$131,425	$111,964
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$759	$7,302
Revenue payable	1,193	2,063
Accrued and other liabilities	4,764	10,011
Flow-through shares liability	15	1,233
Notes payable - current	0	7,500
Interest payable	429	952
Total Current Liabilities	7,160	29,061
Asset retirement obligation	1,721	1,871
Fair value of derivative instruments - long term	313	0
Bank debt - long term	13,219	19,350
Series A & B Convertible Notes	50,195	0
Total Non-Current Liabilities	65,448	21,221
Total Liabilities	72,608	50,282
Commitments and contingencies	-	-
STOCKHOLDERS' EQUITY:
Common Stock, without par value, unlimited common shares authorized, issued and outstanding: 81,004,820 at March 31, 2007 and 80,429,820 at December 31, 2006	69,759	69,518
Contributed surplus	6,137	4,910
Accumulated other comprehensive income	5,483	3,877
Accumulated deficit	(22,562)	(16,623)
Total Stockholders' Equity	58,817	61,682
Total Liabilities and Stockholders' Equity	$131,425	$111,964

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(stated in U.S. Dollars and in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NATURAL GAS REVENUE	$3,668	$1,599	$7,580	$2,878

OPERATING COSTS:
Gathering and transportation	398	280	958	563
Operating expenses	1,256	774	2,159	1,350
General and administrative	3,491	1,159	6,152	2,577
Depreciation, depletion, amortization and accretion	1,879	698	3,513	1,201
Total Operating Costs	7,024	2,911	12,782	5,691
Operating loss	(3,356)	(1,312)	(5,202)	(2,813)

OTHER EXPENSE (INCOME):
Interest expense	1,519	--	2,148	--
Interest and other miscellaneous income	(101)	(139)	(133)	(334)
Loss on foreign exchange	--	11	--	11
Total Other Expense (Income)	1,418	(128)	2,015	(323)

Net loss before taxes	(4,774)	(1,184)	(7,217)	(2,490)

Recovery of future income tax asset from flow-through shares	(182)	--	(1,278)	--

NET LOSS	$(4,592)	$(1,184)	$(5,939)	$(2,490)
Basic and diluted loss per share	$(0.06)	$(0.02)	$(0.07)	$(0.04)
Weighted average number of shares outstanding	81,045,122	66,504,095	80,816,505	66,145,091

STORM CAT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(stated in U.S. Dollars and in thousands)

	For the Six Months Ended
	June 30,	June 30,
	2007	2006
Cash flows from operating activities:
Net loss	(5,939)	(2,490)
Adjustments to reconcile net loss to net cash provided by operating activities:
Recovery of future income tax asset from flow-through shares	(1,252)	--
Stock-based compensation	1,161	1,441
Depreciation, depletion, amortization and accretion	3,521	1,201
Gain on disposition of properties	--	185
Changes in operating assets and liabilities:
Accounts receivable	(761)	(144)
Prepaid costs and other current assets	381	204
Accounts payable	(2,674)	(1,342)
Accrued and other current liabilities	(1,461)	2,719
Net cash provided by (used in) operating activities	(7,024)	1,774
Cash flows from investing activities:
Restricted investments	(8)	(258)
Capital expenditures - oil and gas properties	(32,386)	(21,616)
Other capital expenditures	(23)	(118)
Net cash used in investing activities	(32,417)	(21,992)
Cash flows from financing activities:
Issuance of common shares for cash	914	2,093
Debt issuance costs	(3,556)	--
Repayment of bank debt	(13,278)	--
Proceeds from Series A & B Convertible Notes	50,194	--
Net cash provided by financing activities	34,274	2,093
Effect of exchange rate changes on cash	883	958
Net decrease in cash and cash equivalents	(4,284)	(17,167)
Cash and cash equivalents at beginning of period	5,299	29,502
Cash and cash equivalents at end of period	$1,015	$12,335
Supplemental disclosure of noncash investing and financing activities:
Cash paid for interest	$2,449	$-